Exhibit 10.8
SECOND AMENDMENT OF THE
FIRST COMMUNITY FINANCIAL PARTNERS, INC.
AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN
WHEREAS, First Community Financial Partners, Inc. (the “Company”) maintains the First Community Financial Partners, Inc. Amended and Restated 2008 Equity Incentive Plan, as amended (the “2008 Plan”);
WHEREAS, pursuant to and subject to Section 6.1 of the 2008 Plan, the Board may amend the 2008 Plan at any time;
WHEREAS, the Board at its meeting on June 19, 2014 approved an amendment of the 2008 Plan by approving the extension of the terms of certain outstanding stock options under the 2008 Plan; and
WHEREAS, the Board desires to ratify the amendment of the 2008 Plan effected on June 19, 2014 as a result of the Board’s approval of the extension of the terms of certain outstanding stock options under the 2008 Plan.
NOW, THEREFORE, effective as of June 19, 2014, the 2008 Plan is amended in the following particulars:

1.	The second sentence of Section 2.2 of the 2008 Plan is deleted in its entirety and replaced with the following:
“Except as provided otherwise by the Committee, an option or SAR shall not expire later than ten (10) years after the date of its grant (five (5) years in the case of a 10% Stockholder with respect to an ISO).”

2.	In all other respects, the 2008 Plan remains unchanged and in full force and effect.

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